SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): March 9, 2006
NEXTERA ENTERPRISES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-25995	95-4700410

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
One Exeter Plaza,
699 Boylston Street, Boston,
Massachusetts 02116
(Address of Principal Executive Offices)

(617) 262-0055
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
Item 2.01 Completion of Acquisition or Disposition of Assets
Item 3.02 Unregistered Sales of Equity Securities
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Item 5.06 Change in Shell Company Status
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 3.1
EXHIBIT 10.14
EXHIBIT 10.15
EXHIBIT 10.16
EXHIBIT 10.17
EXHIBIT 21.1
EXHIBIT 23.1
EXHIBIT 99.1
EXHIBIT 99.2
EXHIBIT 99.3

Item 1.01 Entry into a Material Definitive Agreement.
Asset Purchase Agreement
     On March 9, 2006, the registrant and its wholly owned subsidiary W Lab Acquisition Corp., or WLab, entered into an asset purchase agreement, or the Purchase Agreement, with Woodridge Labs, Inc., or Seller; Joseph J. Millin and Valerie Millin, Trustees of the Millin Family Living Trust Dated November 18, 2002; Scott J. Weiss and Debra Weiss, as Trustees of the Scott and Debra Weiss Living Trust; Joseph J. Millin; and Scott J. Weiss, under which WLab agreed to purchase substantially all of the assets of Seller, which transaction is referred to in this report as the Transaction. The execution of the Purchase Agreement and the closing of the Transaction occurred simultaneously.
     The purchase price comprised:
•	$22.5 million in cash (subject to purchase price adjustments);

•	8,467,410 unregistered restricted shares of the registrant’s Class A Common Stock, referred to in this report as the Sale Shares, constituting approximately 20% of the total outstanding common stock of the registrant immediately after such issuance, which shares were issued to Seller;

•	the assumption by WLab of a promissory note of Seller in the principal amount of $1.0 million, which assumed debt was paid in full by WLab on the closing date of the Transaction; and

•	an earn-out of up to $2.5 million which is payable if the audited EBITDA of WLab for the period from the closing date of the Transaction through December 31, 2006 exceeds $4.2 million, and is fully earned at approximately $6.5 million of audited EBITDA of WLab. This earn-out amount, if any, is payable in the second quarter of 2007.
     $2 million of the cash purchase price together with the total earn-out amount, if any, are to be held in escrow until September 2007 to secure the payment of any indemnification obligations of Seller. The payment of any indemnification obligations of Seller is also secured by a pledge of the Sale Shares, as described below under the heading “Stock Pledge and Security Agreement.”
     As a condition to the closing of the Transaction, the registrant was required to increase the size of its board of directors to nine members, and, effective as of the closing, Mr. Millin and Mr. Weiss were elected to fill the resultant vacancies on the registrant’s board of directors. Mr. Millin and Mr. Weiss also entered into employment agreements with the registrant and WLab (see below under the heading “Employment Agreements”). All of the shares of Seller are owned by two living trusts; Mr. Millin serves as a trustee, and is a beneficiary, of one of the living trusts and Mr. Weiss serves as a trustee, and is a beneficiary, of the other living trust.
     Under the Purchase Agreement, Seller is granted “piggyback” registration rights with respect to the Sale Shares. In addition, each of Seller, the shareholders of Seller, and Messrs. Millin and Weiss agreed not to compete with the personal care, healthcare and beauty product business of WLab for a period of five years from and after the closing or, with respect to Messrs. Millin and Weiss, the date of termination of their employment (reduced to two years for Mr. Millin and Mr. Weiss if their employment contracts are not renewed by WLab or the registrant, if they are terminated without cause or if they terminate their employment for good reason).
     The description of the Purchase Agreement contained in this Item 1.01 is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.16.
Stock Pledge and Security Agreement
     On March 9, 2006, the registrant and WLab entered into a stock pledge and security agreement, or the Stock Pledge, with Seller, in which Seller pledged to the registrant and WLab all of the Sale Shares. On March 9, 2007, the registrant and WLab will release the security interests in 37.5% of the Sale Shares then held by them, which amount may be reduced if indemnification claims in an amount in excess of $1 million remain unresolved or have not been fully paid by Seller in cash (other than through funds held in escrow pursuant to the Purchase Agreement) at that date. The security interest granted under the Stock Pledge terminates in September 2007, unless indemnification claims remain pending or unresolved as of such date. Messrs. Millin and Weiss, who are each a trustee and beneficiary of a living trust that owns shares in Seller, are also directors, officers and employees of the registrant and/or WLab.
     The description of the Stock Pledge contained in this Item 1.01 is qualified in its entirety by reference to the full text of the Stock Pledge, a copy of which is attached hereto as Exhibit 10.17.
Employment Agreements
Employment Agreement with Joseph J. Millin
     On March 9, 2006, the registrant and WLab entered into an employment agreement with Mr. Millin. Under this agreement, Mr. Millin is to serve as the chief executive officer and president of WLab, and may also serve as an executive officer of the registrant, with such position and responsibilities as may be agreed between Mr. Millin and the registrant. The agreement provides for a term of four years and automatically renews for additional one-year periods unless either party provides at least 30 days’ notice of its intention not to renew. If the registrant and WLab elect not to renew his employment agreement at the end of the initial four-year term, they must give Mr. Millin at least 180 days’ notice or continue to pay his salary for a period of 180 days from the date of the termination notice. Pursuant to the agreement, Mr. Millin receives an annual base salary of $360,000, an annual discretionary bonus of an amount determined by our board of directors in its sole discretion, benefits under our benefit plans and various fringe benefits. In addition, the registrant agreed to reserve stock options under its stock option plan in an amount equal to five percent (5%) of the total outstanding shares of Class A Common Stock of the registrant, which will be granted to Mr. Millin and other employees of WLab as determined by the board of directors of the registrant from time to time. Twenty-five percent (25%) of the options granted to Mr. Millin will vest on each of the first, second, third and fourth anniversaries of the date of the employment agreement. Mr. Millin has also signed a separate agreement subjecting him to certain non-competition, non-disclosure and non-solicitation covenants. Mr. Millin’s employment agreement provides that if his employment is terminated by the registrant or WLab without cause or by him with good reason (as defined in the employment agreement), or if the registrant or WLab fails to renew his employment agreement, then Mr. Millin will be entitled to: (1) his base salary for a period of one year, (2) a bonus in an amount based upon the bonus amount, if any, that would have been paid to Mr. Millin for the year in which the termination occurs, pro-rated for the length of his service during the year in which his termination occurs, (3) continuation of customary benefits for one year and (4) immediate vesting of either 50% of all unvested options granted to Mr. Millin for the registrant’s Class A Common Stock or the options granted to Mr. Millin for the registrant’s Class A Common Stock which would have vested in the twelve (12) month period immediately following the date of termination, whichever is greater.
Employment Agreement with Scott J. Weiss
     On March 9, 2006, the registrant and WLab entered into an employment agreement with Mr. Weiss. Under this agreement, Mr. Weiss is to serve as the chief financial officer of WLab. The agreement provides for a term of four years and automatically renews for additional one-year periods unless either party provides at least 30 days’ notice of its intention not to renew. Pursuant to the agreement, Mr. Weiss receives an annual base salary of $100,000, an annual discretionary bonus of an amount determined by our board of directors in its sole discretion, benefits under our benefit plans and various fringe benefits. In addition, the registrant agreed to reserve stock options under its stock option plan in an amount equal to five percent (5%) of the total outstanding shares of Class A Common Stock of the registrant, which will be granted to Mr. Weiss and other employees of WLab as determined by the board of directors of the registrant from time to time. Twenty-five percent (25%) of the options granted to Mr. Weiss will vest on each of the first, second, third and fourth anniversaries of the date of the employment agreement. Mr. Weiss has also signed a separate agreement subjecting him to certain non-competition, non-disclosure and non-solicitation covenants. Mr. Weiss’ employment agreement provides that if his employment is terminated by the registrant or WLab without cause or by him with good reason (as defined in the employment agreement), or if the registrant or WLab fails to renew his employment agreement, then Mr. Weiss will be entitled to: (1) his base salary for a period of one year, (2) a bonus in an amount based upon the bonus amount, if any, that would have been paid to Mr. Weiss for the year in which the termination occurs, pro-rated for the length of his service during the year in which his termination occurs, (3) continuation of customary benefits for one year and (4) immediate vesting of either 50% of all unvested options granted to Mr. Weiss for the registrant’s Class A Common

Stock or the options granted to Mr. Weiss for the registrant’s Class A Common Stock which would have vested in the twelve (12) month period immediately following the date of termination, whichever is greater.
     Messrs. Millin and Weiss are each also a party to the Purchase Agreement and a trustee and beneficiary of a living trust that owns shares in Seller. Effective as of the closing of the Transaction, Mr. Millin and Mr. Weiss were elected to the registrant’s board of directors (see above under the heading “Asset Purchase Agreement”).
     The descriptions of the employment agreements with Messrs. Millin and Weiss contained in this Item 1.01 are qualified in their entirety by reference to the full text of the employment agreements, copies of which are attached hereto as Exhibits 10.18 and 10.19.
Item 2.01 Completion of Acquisition or Disposition of Assets
     The information set forth in Item 1.01 above is incorporated into this Item 2.01 by reference.
     We were a “shell company,” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, immediately before the closing of the Transaction. Accordingly, we set forth below the information that would be required if we were filing a general form for registration of securities on Form 10 under the Exchange Act, reflecting our Class A Common Stock, which is the only class of our securities subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act upon the consummation of the Transaction.
FORWARD-LOOKING STATEMENTS; CAUTIONARY STATEMENT
     Except for the historical information contained herein, this report contains “forward-looking statements” reflecting management’s current forecast of certain aspects of Nextera’s and W Lab’s future. Some forward-looking statements can be identified by forward-looking words such as “believe,” “think,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “seek,” “plan,” “expect,” “should,” “would” and similar expressions. Such statements are based on currently available information, which we have assessed but which by its nature is dynamic and subject to rapid and even abrupt changes. Our actual results could differ materially from those stated or implied by such forward-looking statements due to risks and uncertainties associated with our business. Factors that could cause actual results to differ include, but are not limited to:
•	retention of our key personnel, particularly Mr. Millin, and our ability to attract and retain other personnel critical to our business;

•	our ability to develop and introduce new products in a highly competitive marketplace and successfully execute market expansion plans;

•	the impact of competition within our markets, and our ability to compete against companies that are larger and more well-established than we are, with significantly greater resources than us;

•	our reliance on third parties for all of our product manufacturing requirements;

•	the loss of any of our significant customers, as our sales are concentrated among a relatively small number of customers;

•	claims against us for infringement of intellectual property;

•	our ability to repay the indebtedness and comply with the covenants under our senior secured credit facilities; and

•	other factors detailed in the section entitled “Risk Factors” below.
     All forward-looking statements included in this report should be considered in the context of these risk factors. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this report may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements. Accordingly, users of this report are cautioned not to place undue reliance on such forward-looking statements.
BUSINESS
Overview
     Nextera Enterprises, Inc., or Nextera, a Delaware corporation, was formed in 1997 and had historically focused on building a portfolio of consulting companies through multiple acquisitions. Nextera formerly offered services in three practice areas: technology consulting, human capital consulting, and economic consulting. Nextera exited the technology consulting business during the latter half of 2001 and sold the human capital consulting business in January 2002. In November 2003, Nextera and its direct and indirect subsidiaries sold substantially all of the assets used in their economic consulting business and, as a result of such sale, Nextera ceased to have business operations. Accordingly, all results from Nextera’s former consulting operations have been classified as discontinued operations.
     As part of our strategy to increase stockholder value through the acquisition of one or more ongoing businesses or operations, on March 9, 2006, our wholly owned subsidiary W Lab Acquisition Corp., or WLab, completed the purchase of substantially all of the assets of Woodridge Labs, Inc., which transaction is referred to in this report as the Transaction. The Woodridge business currently comprises Nextera’s sole operating business.
     As used in this report, the term “Woodridge” refers to Woodridge Labs, Inc. for all periods prior to March 9, 2006, and to WLab from and after March 9, 2006, unless the context indicates otherwise.
OVERVIEW OF WOODRIDGE
     Woodridge is an independent developer and marketer of branded consumer products that offer simple, effective solutions to niche personal care needs. Since its formation in 1996, Woodridge has built its reputation and market position by identifying and exploiting underdeveloped opportunities within the personal care market, and by commercializing distinctive, branded products that are intended to directly address the specific demands of niche applications. In addition to its flagship Vita-K Solution product line, Woodridge has created a portfolio of other existing and development-stage consumer products, covering a wide range of uses and applications.
     Woodridge’s products are marketed at retail under the following core brands: Vita-K Solution®, DermaFreeze 365™, Bath Lounge™, Psssssst®, Stoppers-4®, Vita-C2™, Firminol-10® and TurboShave®. With its portfolio of products, Woodridge offers consumers affordable alternatives to expensive dermatologist treatments, while also offering retailers profitable and in-demand products. Woodridge products can currently be found in over 21,000 retail locations across the U.S. and Canada. For the fiscal year ended December 31, 2005, Woodridge’s top customers included Walgreens, CVS, Rite-Aid and Albertson’s (including Savon pharmacy).
     Woodridge was founded in 1996 by Joseph Millin and Scott Weiss, in Van Nuys, California. Mr. Millin has over 20 years of sales and product development experience in the personal care industry, having previously served in various senior management and operational positions with CCA Industries, Inc., Freeman Cosmetic Corp., and Cosmania, Inc. Mr. Weiss has over 20 years of experience as an operating executive and practicing certified public accountant.
     All of Woodridge’s manufacturing, and production and onsite assembly is presently outsourced to third-parties, allowing Woodridge to focus on its core strength of discovering, developing and marketing niche personal care products. Most of Woodridge’s material warehousing and distribution functions are handled in-house and supervised by Woodridge management.
Products
     Woodridge has developed a diverse portfolio of products, sold under a variety of brands. Each product seeks to provide a symptom-specific solution to a common skin or other personal care condition. Woodridge management believes that the success of its products can be attributed to (i) their effectiveness in delivering the desired benefits, (ii) the value proposition offered to consumers based on the products’ quality and price point, and (iii) the attractiveness of their packaging.
     Woodridge’s major brands are described below:
     Vita-K Solution
     Vita-K Solution is marketed as a line of symptom-specific products that utilize vitamin K to provide cosmetic remedies. Since its retail launch in 1998, the Vita-K Solution brand continues to be Woodridge’s top selling product line with the greatest number of individual products. For the 52-week period ending December 25, 2005, Vita-K Solution was the top brand in the Fade/Bleach segment within the drugstore retail channel (as measured by Information Resources, Inc., or IRI), ranked by dollar sales. Gross sales for the Vita-K Solution product line comprised 80%, 82% and 45% of total Woodridge gross sales for 2003, 2004 and 2005, respectively.
     Woodridge introduced its Vita-K Solution for Spider Veins in 1998. Woodridge has established Vita-K Solution as an important skin care brand for retailers, and has further penetrated the market by launching additional Vita-K Solution products that target other common skin ailments. Currently, Woodridge markets multiple products under the Vita-K Solution brand, including: Vita-K Solution for Spider Veins; Vita-K Solution for Scars & Bruises; Vita-K Solution for Blotchy Skin; Vita-K Solution for Dark Circles; Vita-K Solution for Stretch Marks; Vita-K Solution for Sun Spots; Vita-K Solution At Home Microdermabrasion Kit; Vita-K Solution At Home Chemical Peel Kit; and Vita-K Solution for Deep Facial Lines. Woodridge also has several Vita-K Solution brand extensions currently in the initial phases of distribution.
     DermaFreeze 365
     DermaFreeze 365 Instant Line Relaxing Formula is marketed as an anti-line and wrinkle cream based on GABA-BIOX technology that was launched by Woodridge during the first quarter of 2005. The product offers consumers the benefits of two anti-aging compounds: Gamma-Amino Butyric Acid, a new ingredient in modern skin care technology, and BioxiLift which is believed to produce a cumulative reduction in the appearance of fine lines and wrinkles. Woodridge also has several DermaFreeze 365 brand extensions currently in the initial phases of distribution. The DermaFreeze 365 product line represented 33% of the 2005 gross sales of Woodridge.
     In March 2005, a third party filed a lawsuit against Woodridge Labs, Inc. in the U.S. District Court for the Southern District of New York for trademark infringement, trademark dilution and false advertising in relation to the DermaFreeze 365 product line, which action is pending. In the complaint, the complainant alleges that Woodridge Labs, Inc. intentionally copied the trademark, package design and advertising of a competing product line. We are not party to this litigation and Woodridge Labs, Inc. has agreed to indemnify us for any liabilities arising in relation to this litigation or any related action. See “Legal Proceedings” below.
     Bath Lounge
     Released in the third quarter of 2004, the Bath Lounge product line consists of six “bath cocktails,” each with a “flavor” based upon popular, colorful and fragrant beverages. Each “cocktail” is marketed as a scented 3-in-1 body wash, shampoo and conditioner. Bath Lounge products are formulated to be used individually, or blended together. Each flavor is available in various sizes, and can also be purchased as part of a “cocktail kit” set containing several flavors.

     Psssssst
     In December 2002, Woodridge acquired the Psssssst trademark and formulation from Procter & Gamble, or P&G, as part of Woodridge’s strategy to revive and reintroduce niche-oriented orphan brands through Woodridge’s sales and marketing network. Psssssst is marketed as a dry shampoo product delivered in an aerosol spray formulation. The product was originally marketed by P&G in the 1970s as a shampoo alternative, but was slowly phased-out in the mid-1980s. After certain of Woodridge’s top retail customers identified a significant continuing, yet unmet, demand for the Psssssst product line, Woodridge acquired the technology from P&G and began distributing three Psssssst products to retailers during the first quarter of 2003.
     Stoppers-4
     Stoppers-4, which was launched in 1998, is marketed as an oral moisturizer in a spray formulation. This product, when used as directed, can be a source of relief from the persistent problem of dry mouth. The multiple enzyme formulation assists users in maintaining optimum oral moisture levels.
     Vita-C2
     In 2004, Woodridge began to market products under its Vita-C2 brand. The Vita-C2 product line was developed as a sister line to the popular Vita-K Solution product line, and consists of the Vita-C2 Clear Professional Acne Treatment Kit and a line of skin products called Vita-C2 Lift, which product line contains four formulas specifically designed to help and treat key problem areas.
Sales, Marketing and Distribution
     Woodridge markets its products to major drug, food and mass-merchandise retail chains through a dedicated team of internal sales managers, as well as a sales force of independent sales representatives. We have four primary objectives, which underlie our sales and marketing strategy: (i) service and protect existing customer accounts; (ii) expand product distribution by winning new customer accounts; (iii) promote increased awareness of Woodridge’s brands and product attributes; and (iv) maintain and strengthen Woodridge’s market position.
     Woodridge has an established national sales and distribution network that covers substantially all of its existing drug, grocery and mass retail customers. At present, Woodridge maintains relationships with approximately 13 sales representative agencies located in key markets across the U.S. This sales representative agency network provides Woodridge with a sales force of over 50 specialized sales professionals. Woodridge management believes that Woodridge’s combined internal and external sales and marketing network is well-positioned to expand Woodridge’s penetration of existing accounts, and to penetrate new accounts and distribution channels.
     Woodridge regularly participates in various co-operative marketing programs with retailers to further enhance consumer awareness of its products and brands. At times, Woodridge works directly with retailers to design the plan-o-grams, or drawings illustrating product placement, for its brands, as well as to develop in-store displays, special events, promotional activities and marketing campaigns for its products. These programs are designed to obtain or enhance distribution at the retail level and to provide incentives to consumers at the point-of-purchase. Woodridge also utilizes consumer promotions, such as direct mail programs and on-package offers, to encourage consumer demand for its products.
     Sales to customers are generally made pursuant to purchase orders, and consequently Woodridge does not have a material order backlog. Consistent with customary practice in the packaged goods industry, Woodridge accepts authorized returns of un-merchandisable, defective or discontinued products.
Customers
     Woodridge’s principal customers include chain drugstores, or the drugstore channel, mass volume retailers, national mass merchandisers and grocery chains. In the year ended December 31, 2005, Woodridge’s five largest customers represented approximately 73% of Woodridge’s gross sales, and had all been customers of Woodridge for at least five years.
     Woodridge’s products are predominately sold in the drugstore channel, and Woodridge has developed a strategic working relationship with its drugstore channel customers. Woodridge’s customer relationships provide Woodridge with a number of important benefits, including facilitating new product introductions and access to adequate shelf space.
     Woodridge’s principal customer relationships include Walgreens, Rite Aid, and CVS, who account for 26%, 17%, and 16% of gross sales in the year ended December 31, 2005, respectively. No other customer accounted for more than 10% of gross sales in the year ended December 31, 2005. As is customary in the personal care industry, Woodridge does not enter into long-term or exclusive contracts with its customers. Sales to customers are generally made pursuant to purchase orders, and consequently none of Woodridge’s customers is under an obligation to continue purchasing products from Woodridge in the future. We expect that Walgreens and a small number of other customers will continue to account for a large portion of Woodridge’s net sales.
New Product Development
     Woodridge strives to maintain the value of its existing products, and to achieve increased market penetration, through aggressive product line and brand extensions. Furthermore, Woodridge’s growth strategy includes an increased emphasis on new product development, both through extending Woodridge core brands and through expanding the Woodridge presence into new product categories. To achieve these objectives, Woodridge relies on internal market research as well as outside product developers to identify new product formulations and line extensions that management believes will address consumer needs and demands. Historically, Woodridge has used three internal personnel for product development along with one contracted outside consultant. All new product concepts are researched before launch, and, to the extent necessary or required, undergo independent clinical testing.
Manufacturing and Production
     Woodridge uses third-party resources for all of its manufacturing and production requirements. Woodridge believes that contract manufacturing helps maximize Woodridge’s flexibility and responsiveness to industry and consumer trends, while helping to minimize the need for significant capital expenditures. Woodridge selects contract manufacturers based on its evaluation of several factors, including manufacturing capacity, access to raw materials, quality control disciplines, research and development capabilities, regulatory compliance, timely delivery, management, financial strength and competitive pricing.
     Woodridge’s primary contract manufacturers provide comprehensive services from product development through manufacturing and filling of compounds, and are responsible for such matters as ongoing quality testing and procurement of certain raw materials. Typically, final boxing and packaging of Woodridge’s products are performed at Woodridge’s distribution facility in Van Nuys, California. All of Woodridge’s products are manufactured on a purchase order basis and Woodridge does not have any long-term obligations or commitments.
     Woodridge continually evaluates its existing supply relationships, to ensure that Woodridge utilizes the most cost-effective, flexible and strategically appropriate arrangements available. Woodridge also continually evaluates opportunities to improve efficiencies and reduce costs by either outsourcing or insourcing certain areas of the product production cycle. Furthermore, Woodridge actively works to develop alternative supply and distribution relationships, and Woodridge management believes that future changes in supplier relationships would not have a material adverse affect on Woodridge’s operations.
Competition
     The personal care industry is highly competitive, characterized by a fragmented universe of industry players (both large and smaller scale). Many other companies, large and small, manufacture and sell products that are similar to our personal care products, including major retail customers that sell “private label” or “house” brands.

Sources of competitive advantage include product quality and effectiveness, brand identity, advertising and promotion, product innovation, distribution capability and price.
     Many of Woodridge’s principal competitors are well-established firms that are more diversified and have substantially greater financial and marketing resources than Woodridge. Major competitors principally include large consumer products companies, such as Procter & Gamble, Unilever and L’Oreal, and over-the-counter pharmaceutical companies, such as Pfizer and Johnson & Johnson, as well as a large number of companies with revenues of less than $100 million. Many of our competitors are able to make significantly greater expenditures for product development, advertising, promotion and marketing in order to achieve and maintain both consumer and trade acceptance of their personal care products. In addition, the personal care industry is subject to rapidly changing consumer preferences and industry trends.
     Part of Woodridge’s strategy to offset the level of competition is to develop products and brands that focus on niche markets or sub-segments of larger markets. By focusing on narrow market segments, Woodridge believes it is able to limit the degree of competition it faces, as larger competitors may focus less on these smaller niche markets and market sub-segments.
Growth Strategy
     Woodridge is continually exploring new opportunities to increase its market presence and enhance its financial performance. To this end, management has identified several specific growth opportunities, including, but not limited to: (i) developing additional product lines and brands and increasing the range of products sold under Woodridge’s current top-selling brands; (ii) expanding distribution by seeking to increase shelf space with existing retail customers, and to gain shelf space at new retailers, particularly mass volume retailers and grocery chains; (iii) identifying, acquiring and reinvigorating orphan trademarks and brands that hold untapped growth potential; (iv) initiating more comprehensive advertising and promotional campaigns in support of Woodridge brands; and (v) opportunistically expanding into international markets.
Intellectual Property
     Woodridge has registered, or has pending applications for the registration of, its Vita-K Solution®, DermaFreeze 365®, Bath Lounge™, Firminol-10®, TurboShave®, Stoppers-4®, GABA-BIOX™, GABA-BIOX Lifting Complex™, Pre-Kini™, Psssssst®, The Skin Firming Miracle in a Bottle™, Under Eyebryten™, Virtual Laser™, Wrinkl-eez™ and other trademarks and brand names in the U.S., as well as in certain foreign countries. Woodridge has an exclusive license from the University of Medicine and Dentistry of New Jersey with respect to U.S. Patent #6,187,822 regarding topical vitamin K delivery systems, which patent was filed on June 11, 1999 and expires 20 years from that date. Woodridge also has a patent pending in the U.S. for Gamma-Amino Butyric Acid Composition, U.S. Patent Application #11/072,184.
     Woodridge believes its position in the marketplace depends to a significant extent upon the goodwill engendered by its trademarks, trade dress and brand names, and, therefore, considers trademark protection to be important to its business. Accordingly, Woodridge actively monitors the market for its products to ensure that its trademarks and other intellectual property are not infringed upon.
     In March 2005, a third party filed a lawsuit against Woodridge Labs, Inc. in the U.S. District Court for the Southern District of New York for trademark infringement, trademark dilution and false advertising in relation to the DermaFreeze 365 product line, which action is pending. In the complaint, the complainant alleges that Woodridge Labs, Inc. intentionally copied the trademark, package design and advertising of a competing product line. We are not party to this litigation and Woodridge Labs, Inc. has agreed to indemnify us for any liabilities arising in relation to this litigation or any related action. See “Legal Proceedings” below.
Government Regulation
     Currently, none of Woodridge’s products requires pre-market approval from any regulatory body. However, all of the current and future products that Woodridge markets are potentially subject to regulation by government agencies, such as U.S. Food and Drug Administration, the Federal Trade Commission, and various federal, state and/or local regulatory bodies. In the event that any future regulations were to require approval for any of Woodridge’s products, or should require approval for any planned products, Woodridge intends to take all necessary and appropriate steps to obtain such approvals.
Segments and Geographical Information
     Woodridge operates in a single market segment. As of and for the years ended December 31, 2005 and 2004, substantially all of Woodridge’s revenues and long-lived assets related to operations in the United States.
Employees
     As of March 9, 2006, immediately following the closing of the Transaction, Nextera and WLab had 15 full-time employees and 1 part-time employee. None of our employees are represented by a union or subject to a collective bargaining agreement. We believe that our relations with our employees are good.
Seasonality
     Seasonality has not generally had a significant impact Woodridge’s gross sales.
Inflation
     We believe that inflation has not had a material effect on Woodridge’s results of operations.
Availability of Public Reports
     As soon as is reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission, our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements and any amendments to those reports, are available free of charge on our internet website at http://www.nextera.com as soon as reasonably practicable after such reports are filed with, or furnished to, the SEC. Information contained on our website is not part of this report. They are also available free of charge on the SEC’s website at http://www.sec.gov. In addition, any materials filed with the SEC may be read by the public at the SEC’s Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.
RISK FACTORS
     You should carefully consider, among other potential risks, the following risk factors as well as all other information set forth or referred to in this report before purchasing shares of our common stock. Investing in our common stock involves a high degree of risk. If any of the following events or outcomes actually occurs, our business operating results and financial condition would likely suffer. As a result, the trading price of our common stock could decline, and you may lose all or part of the money you paid to purchase our common stock.
The loss of key personnel and the difficulty of attracting and retaining qualified personnel could harm our business and results of operations.
     Our success depends heavily upon the continued contributions of our senior management and employees, particularly Mr. Millin (Nextera’s president and the president and chief executive officer of WLab), many of whom would be difficult to replace. Mr. Millin has been the principal managing officer of Woodridge for the past nine years, and the future success of the Woodridge business will depend on his continued service and attention to the business. In addition, we have hired all of the former employees of Woodridge as part of the Transaction, and will continue to rely on their knowledge of the business. If key employees terminated their employment with us, our business may be significantly and adversely affected.

We depend on a limited number of customers for a large portion of our net sales and the loss of one or more of these customers could reduce our net sales.
     We rely on major drugstore chains and mass merchandisers for the sales of our products. During the year ended December 31, 2005, Woodridge’s five largest customers represented approximately 73% of its gross sales. We expect that for 2006 and future periods a small number of customers will, in the aggregate, continue to account for a large portion of our net sales. As is customary in the consumer products industry, none of our customers is under an obligation to continue purchasing products from us in the future. The loss of one or more of our customers that accounts for a significant portion of our net sales, or any significant decrease in sales to these customers or any significant decrease in our retail display space in any of these customers’ stores, could reduce our net sales and therefore could have a material adverse effect on our business, financial condition and results of operations.
We face significant competition within our industry, and we are not as financially strong or large as many of our competitors.
     We are not financially as strong or as large as some of the major companies against whom we compete. Our competitors vary depending upon product categories. Many of our principal competitors are large, well-established firms that are more diversified and have substantially greater financial and marketing resources than us. Major competitors principally include large consumer products companies, such as Procter & Gamble, Unilever, L’Oreal and over-the-counter pharmaceutical companies, such as Pfizer and Johnson & Johnson, as well as a large number of companies with revenues of less than $100 million. Many of these companies have greater resources than we do to devote to marketing, sales, research and development and acquisitions. As a result, they have a greater ability to undertake more extensive research and development, marketing and product promotion and more aggressive pricing policies, and may be more successful than we are in gaining and increasing shelf space at retail outlets. We cannot predict with accuracy the timing or impact of the introduction of competitive products or their possible effect on our sales. It is possible that our competitors may develop new or improved products to treat the same conditions as our products or make technological advances reducing their cost of production so that they may engage in price competition through aggressive pricing policies to secure a greater market share to our detriment. These competitors also may develop products that make our current or future products obsolete. Any of these events could significantly harm our business, financial condition and results of operations, including reducing our market share, gross margins and cash flows.
     Many of our major competitors have global reach and international production, distribution, marketing and sales capabilities. As a result, they have a much greater ability than we do to expand product sales and distribution in international markets and to capture and increase market share in international markets. We may be unsuccessful in expanding into international markets, and this could significantly harm our business, financial condition and results of operations.
We may be unsuccessful in developing and introducing new products or in expanding our existing product lines.
     Our industry is highly competitive. Our future success and ability to effectively compete in the marketplace and to maintain our revenue and gross margins requires us to continue to identify, develop and introduce new products and product lines in a timely and cost-efficient manner. We may not be successful in identifying, developing and introducing new products, or in leveraging the success of or expanding existing product lines, and this may have a material adverse effect on the business and prospects of our future. Many of our principal competitors are large, well-established firms that are more diversified and have substantially greater resources than we do to devote to new product development and promotion.
We rely on others to manufacture our products, and disruptions to our manufacturing supply chain could affect our sales and financial condition.
     Currently, we outsource our entire product manufacturing and production needs. We rely on outside manufacturers to provide us with an adequate and reliable supply of our products on a timely basis. Loss of a supplier or any difficulties that arise in the supply chain, including a recall of products, could significantly affect our inventories and supply of products available for sale. We do not have alternative sources of supply for all of our products. If a primary supplier of any of our core products is unable to fulfill our requirements for any reason, it could reduce our sales, margins and market share, as well as harm our overall business and financial results. If we are unable to supply sufficient amounts of our products on a timely basis, our revenues and market share could decrease and, correspondingly, our profitability could decrease.
We may be subject to claims of infringement regarding products or technologies that are protected by trademarks, patents and other intellectual property rights.
     Woodridge has historically created individual brand names to identify each of its personal care product lines. Woodridge’s products may also be formulated using novel chemical compounds, processes or technologies. In the crowded personal care products industry, third parties often own similar brand names, or may own patents on chemical formulas or manufacturing processes or other technologies. Our success depends on our ability to operate without infringing upon the proprietary rights of others and prevent others from infringing our trademarks, trade dress, patent rights and other intellectual property rights. If third parties believe we have infringed upon their proprietary rights, they may assert infringement claims against us from time to time based on our general business operations or specific product lines. Woodridge or retailers who sell Woodridge products may also engage in advertising which compares Woodridge’s products to products of third parties. As a result, third parties may assert infringement claims against us from time to time based on specific advertisements or marketing claims.
     If we are subject to an adverse judgment regarding infringement of the proprietary rights of others, we may be forced to discontinue selling affected products under their existing brands, or may need to remove such product from stores and rebrand such products, all of which may have a material adverse effect on our results of operations.
     In March 2005, a third party filed a lawsuit against Woodridge Labs, Inc. in the U.S. District Court for the Southern District of New York for trademark infringement, trademark dilution and false advertising in relation to the DermaFreeze 365 product line, which action is pending. In the complaint, the complainant alleges that Woodridge Labs, Inc. intentionally copied the trademark, package design and advertising of a competing product line. We are not party to this litigation and Woodridge Labs, Inc. has agreed to indemnify us for any liabilities arising in relation to this litigation or any related action. Since we intend to continue to market this product line, the plaintiff in the suit may name us as an additional defendant in the suit or a related action. If an action is brought against Nextera or WLab, we intend to vigorously contest such action, but cannot assure you that we will be successful in any resulting litigation or other action. If litigation or other action is brought against us, this may affect our ability to offer the DermaFreeze 365 product line using this brand.
To service our indebtedness and fund our working capital requirements, we will require significant amounts of cash.
     Our ability to make payments on our indebtedness will depend upon our future operating performance and on our ability to generate cash flow in the future, which is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash flow from operations, or that future borrowings, including borrowings under our revolving credit facility, will be available to us in an amount sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs. If the cash flow from our operating activities is insufficient, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our indebtedness prior to maturity, and seeking additional equity capital. Any or all of these actions may be insufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on commercially reasonable terms, or at all.
We have a high level of indebtedness which could adversely affect our cash flows and business.
     We currently have indebtedness of approximately $13.0 million. Under our current senior secured credit facilities, we are allowed to borrow an additional $2.0 million dependent upon our debt covenants and the cash flows of the business. Our high level of indebtedness could:
•	increase our vulnerability to general adverse economic and industry conditions;

•	require us to expend a significant portion of our future cash flows to service the indebtedness, thus reducing funds available to fund working capital, capital expenditures, acquisitions, and other general corporate purposes;

•	place us in a disadvantage compared to competitors who have less debt;

•	limit our ability to apply proceeds from an offering or asset sales to purposes other than the repayment of debt; and

•	impair our ability to obtain additional financing.
Covenants in the credit agreement governing our senior secured credit facilities may limit our ability to operate our business.
     The credit agreement that governs our senior secured credit facilities, or the Credit Agreement, contains covenants that restrict our ability to:
•	incur additional indebtedness;

•	create liens or other encumbrances;

•	declare or make distributions, including from WLab and its subsidiaries to Nextera;

•	make investments or acquisitions, prepay subordinated indebtedness or make other restricted payments;

•	issue or sell capital stock of subsidiaries;

•	issue guarantees;

•	sell or otherwise dispose of assets;

•	enter into transactions with affiliates; and

•	make acquisitions or merge or consolidate with another entity.
     We must also comply, among other things, with certain specified financial ratios, including a fixed charge coverage ratio and a leverage ratio, and certain other financial covenants such as minimum consolidated EBITDA, maximum capital expenditures and maximum corporate overhead expense. If we default under the Credit Agreement because of a covenant breach or otherwise, all outstanding amounts could become immediately due and payable.
     The Credit Agreement also provides that a reduction below certain levels in the ownership or economic interests of our existing significant stockholders will constitute an event of default. An event of default would also occur if Mr. Millin were to cease being a member of our board of directors or WLab’s chief executive officer at any time prior to March 9, 2010, except for certain specified reasons.
     We cannot assure you that we would have sufficient funds to repay all the outstanding amounts under our secured credit facilities, and any acceleration of amounts due would have a material adverse effect on our liquidity and financial condition.
Rises in interest rates could adversely affect our financial condition.
     An increase in prevailing interest rates would have an immediate effect on the interest rates charged on our variable rate of debt, which rise and fall upon changes in interest rates. All of our indebtedness under our Credit Agreement is variable rate debt, which makes us more vulnerable in the event of adverse economic conditions, increases in prevailing rates or a downturn in our business. The term loans and revolving credit facility under our Credit Agreement bear interest, at WLab’s option, at either the Eurodollar Rate (as defined in the Credit Agreement), which is based on LIBOR, or the Base Rate (as defined in the Credit Agreement), which is based on the greater of the Bloomberg Prime Rate and the U.S. federal funds rate plus 0.5%. If any of LIBOR, the prime rate or the U.S. federal funds rate increases, our debt service costs will increase to the extent that WLab has elected such rates for its outstanding loans. If prevailing interest rates or other factors result in higher interest rates, the increased interest expense would adversely affect our cash flow and may affect our ability to service our debt.
We may be unable to refinance our indebtedness.
     We may need to refinance all or a portion of our indebtedness before maturity. We cannot assure you that we will be able to refinance our indebtedness on commercially reasonable terms or at all. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.
Nextera is a holding company with no business operations of its own and is dependent on subsidiaries to pay certain expenses and dividends.
     Nextera is a holding company with no business operations of its own. Nextera’s only material asset is all of the outstanding capital stock of WLab, Nextera’s wholly owned subsidiary, through which Nextera conducts its business operations, and its current cash balances. After 2006, Nextera will be dependent on the earnings and cash flow of, and dividends and distributions from, WLab to pay Nextera’s expenses incidental to being a public holding company. WLab may not generate sufficient cash flow to pay dividends or distribute funds to Nextera because, for example, WLab may not generate sufficient cash or net income; state laws may restrict or prohibit WLab from issuing dividends or making distributions unless it has sufficient surplus or net profits, which WLab may not have; or because contractual restrictions, including negative covenants in the Credit Agreement which restrict the ability of WLab to make and declare dividends and distributions to Nextera, may prohibit or limit such dividends or distributions.
     The Credit Agreement generally restricts WLab from paying dividends or distributions, except that WLab is permitted to pay dividends and make distributions to Nextera to enable Nextera to make certain payments and pay expenses incidental to being a public holding company up to a specified amount, provided that certain financial covenants have been met. We cannot assure you that we will be able to meet the conditions in the Credit Agreement necessary to allow WLab to pay dividends and make distributions to Nextera.
All of the shares of WLab stock are pledged to secure obligations under the Credit Agreement.
     All of the shares of the capital stock of WLab held by Nextera are pledged to secure Nextera’s guarantee of WLab’s obligations under the Credit Agreement. A foreclosure upon the shares of WLab’s common stock would result in Nextera no longer holding this material asset, and would have a material adverse effect on the holders of Nextera’s common stock.
Our ability to utilize our net operating loss carryforwards may be limited or eliminated in its entirety.
     As of December 31, 2005, we had approximately $53.0 million of net operating loss carryforwards that begin to expire in 2021, for which a 100% valuation allowance has been recorded. The utilization of the net operating loss carryforwards in the future is dependent upon our having U.S. federal taxable income. Prior to the Transaction, we had no business operations and were unable to generate U.S. federal taxable income to utilize the net operating loss carryforwards. Even following the Transaction, there can be no assurance that we will be able to generate taxable income in the future. Furthermore, the likelihood of an annual limitation on our ability to utilize the net operating loss carryforwards to offset future U.S. federal taxable income is increased by (1) the issuance of common stock, certain convertible preferred stock, options, warrants, or other securities exercisable for common stock, (2) changes in the equity ownership occurring in the last three years and (3) potential future changes in the equity ownership. The amount of an annual limitation can vary significantly based on factors existing at the date of an ownership change. A substantial portion of our net operating loss was used to offset our federal tax liability, other than alternative minimum tax, generated by the sale of Nextera’s economic consulting business in 2003. If the net operating loss carryforwards were determined to be subject to annual limitations prior to its utilization to offset the taxable gain from the sale of Nextera’s economic consulting business, our federal tax liability and the net operating loss carryforwards could be materially different and our financial position could be adversely affected. Such limitations could have a material adverse impact on our financial condition, results of operations and cash flows.

Our common stock does not trade on an established trading market, which makes our common stock more difficult to trade and more susceptible to price volatility.
     The delisting of our Class A Common Stock from the Nasdaq SmallCap Market may make our Class A Common Stock more difficult to trade, harm our business reputation and adversely affect our ability to raise funds in the future.
     Our Class A Common Stock was delisted from the Nasdaq SmallCap Market on November 28, 2003 due to our failure to have an operating business after the sale of our economic consulting business. As a result of the delisting, our common stock may be more difficult to trade and we may suffer harm to our general business reputation and have greater difficulty in the future raising funds in the capital markets. Each of these consequences could have a material adverse effect on our business, results of operations and financial condition. We currently do not meet Nasdaq’s initial listing requirements to be re-listed on the Nasdaq SmallCap Market (now known as Nasdaq Capital Market) because, among other things, we do not satisfy the minimum bid price requirement.
Mounte LLC (successor to Krest, LLC, Knowledge Universe LLC and Knowledge Universe, Inc.) controls 64.7% of the voting power of our stock and can control all matters submitted to our stockholders and its interests may be different from yours.
     Mounte LLC owns 8,810,000 shares of Class A Common Stock, 3,844,200 shares of Class B Common Stock, and 48,906 shares of our Series A Preferred Stock, which combined represents (as of the closing of the Transaction) approximately 64.7% of the voting power of our outstanding common and preferred stock. The Class A Common Stock entitles its holders to one vote per share, and the Class B Common Stock entitles its holders to ten votes per share, on all matters submitted to a vote of our stockholders, including the election of the members of the Board of Directors. Holders of Series A Preferred Stock are entitled to 145 votes per share, which equals the number of whole shares of Class A Common Stock into which one share of Series A Preferred Stock is convertible. Accordingly, Mounte LLC will be able to determine the disposition of all matters submitted to a vote of our stockholders, including mergers, transactions involving a change in control and other corporate transactions and the terms thereof. In addition, Mounte LLC will be able to elect all of our directors. This control by Mounte LLC could materially adversely affect the market price of the Class A Common Stock or delay or prevent a change in control of our company.
We have a history of losses and there is no assurance that we can achieve or sustain profitability in the future.
     Since our inception in February 1997, we have incurred, on an historical basis, net losses of $3.0 million and $17.2 million for the years ended December 31, 1997 and 1998, respectively, and net losses of $24.0 million, $117.5 million, $2.3 million and $1.9 million for the years ended December 31, 2000, 2001, 2004 and 2005, respectively. Immediately prior to the Transaction, we had no business operations and were not profitable. Even following the Transaction, there is no assurance that we will be profitable in the future.
Our stock price may be volatile and you could lose all or part of your investment.
     We expect that the market price of our common stock will be volatile. Stock prices have risen and fallen in response to a variety of factors, including:
•	quarter-to-quarter variations in operating results;

•	market conditions in the economy as a whole;

•	acquisitions of, or strategic alliances among, companies in our industry; and

•	new innovations in existing products or new products introduced by us or our companies.
     The market price for our common stock may also be affected by our ability to meet investors’ or securities analysts’ expectations. Any failure to meet these expectations, even slightly, may result in a decline in the market price of our common stock. Furthermore, because our common stock has limited volume, the stock price may be subject to extreme volatility based on a limited number of transactions. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If similar litigation were instituted against us, it could result in substantial costs and a diversion of our management’s attention and resources.
Provisions in our charter documents and Delaware law may delay or prevent an acquisition of us, which could decrease the value of our common stock.
     Provisions of our certificate of incorporation and bylaws and provisions of Delaware law could delay, defer or prevent an acquisition or change of control of us or otherwise decrease the price of our common stock. These provisions include:
•	authorizing our board of directors to issue additional preferred stock;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of stockholders;

•	prohibiting stockholder actions by written consent; and

•	establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted on by stockholders at stockholder meetings.
FINANCIAL INFORMATION
Selected Financial Data
     The following tables contain selected consolidated financial data as of December 31 for each of the years 2001 through 2005 and for each of the years in the five-year period ended December 31, 2005. The selected consolidated financial data for the years 2001 through 2004 have been derived from our audited consolidated financial statements, adjusted to reflect the presentation of the consulting business as discontinued operations. The selected consolidated financial data for the year ended December 31, 2005 are unaudited.
     When you read this summary, it is important that you read along with it the financial statements and related notes in our annual and quarterly reports filed with the Securities and Exchange Commission, as well as the section of our annual and quarterly reports titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	December 31,
	2005	December 31,	December 31,	December 31,	December 31,
	(Unaudited)	2004(1)(5)	2003(2)	2002(3)	2001(4)
Consolidated Statement Of Operations Data:	(dollar amounts in thousands, except per share data)
Net revenues	$—	$—	$—	$—	$—
Gross profit	—	—	—	—	—
Loss from continuing operations	(1,979)	(2,874)	(6,715)	(4,478)	(17,260)
Income (loss) from discontinued operations	78	525	11,202	10,146	(100,263)
Net income (loss	(1,901)	(2,349)	4,487	5,668	(117,523)
Net income (loss) per common share from continuing operations, basic and diluted	(0.07)	(0.09)	(0.21)	$(0.16)	$(0.55)
Net income (loss) per common share from discontinued operations, basic and diluted	0.00	0.02	0.33	0.28	(2.86)
Net income (loss) per common share, basic and diluted	(0.07)	(0.08)	0.12	0.12	(3.41)

Weighted average common shares outstanding, basic and diluted	33,870	33,870	33,912	35,730	35,034

(1)	The 2004 net loss and loss from continuing operations includes a $0.5 million charge for expenses paid to third parties incurred in connection with the evaluation of a potential business acquisition which was not pursued.

(2)	The 2003 results of continuing operations include an expense of approximately $1.9 million related to salary continuance costs and a non-cash compensation charge due to the acceleration of options, both related to our former Chief Executive Officer’s termination of employment.

(3)	The 2002 results of continuing operations include income of $0.7 million related to the reversal of restructuring reserves due to the favorable settlement of real estate obligations.

(4)	The 2001 results of continuing operations include an expense of approximately $4.5 million related to special charges primarily related to expected costs of exiting or reducing certain leased premises.

(5)	Due to rounding differences, net income (loss) per share does not equal the sum of net income (loss) per common share from continuing operations and net income (loss) per common share from discontinued operations.

	December 31, 2005	December 31,	December 31,	December 31,	December 31,
	(Unaudited)	2004	2003	2002	2001
Consolidated Balance Sheet Data:	(Dollar amounts in thousands)
Cash and cash equivalents	$15,043	$16,713	$20,124	$1,606	$4,465
Total assets	15,235	17,226	23,066	107,218	121,182
Total short-term debt and capital lease obligations	337	258	185	4,973	17,118
Total long-term debt and capital lease obligations	391	470	543	70,829	48,245
Total stockholders’ equity	13,359	15,255	17,383	11,907	25,499
Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview
     Nextera was formed in 1997 and had historically focused on building a portfolio of consulting companies through multiple acquisitions. Nextera formerly offered services in three practice areas: technology consulting, human capital consulting, and economic consulting. Nextera exited the technology consulting business during the latter half of 2001 and sold the human capital consulting business in January 2002. In November 2003, Nextera and its direct and indirect subsidiaries sold substantially all of the assets used in their economic consulting business and, as a result of such sale, Nextera ceased to have business operations. Accordingly, all results from Nextera’s former consulting operations prior to March 9, 2006 have been classified as discontinued operations.
     As part of our strategy to increase stockholder value through the acquisition of one or more ongoing businesses or operations, on March 9, 2006, our wholly owned subsidiary WLab completed the purchase of substantially all of the assets of Woodridge Labs, Inc. The Woodridge business currently comprises Nextera’s sole operating business.
Results of Operations
     The following table sets forth our results of operations (excluding discontinued operations) for the year ended December 31. The results of operations for the year ended December 31, 2005 are unaudited.

	2005	2004	2003
	(Unaudited)
	(Dollar amounts in thousands)
Net revenues	$—	$—	$—
Cost of revenues	—	—	—

Gross profit	—	—	—
Selling, general and administrative expenses	2,054	2,542	4,198
Special charges	—	—	1,921

Operating loss	(2,054)	(2,542)	(6,119)
Interest income, net	287	179	—
Other expense	(188)	(511)	(364)

Loss from continuing operations before income taxes	(1,955)	(2,874)	(6,483)
Provision for income taxes	24	—	232

Loss from continuing operations	$(1,979)	$(2,874)	$(6,715)

Comparison of the Year Ended December 31, 2005 and the Year Ended December 31, 2004
     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $0.5 million, or 19.2%, to $2.1 million for the year ended December 31, 2005 from $2.5 million for the year ended December 31, 2004. The decrease in selling, general and administrative expenses was primarily attributed to a decrease of $0.3 million in insurance expenses due to a softening of the insurance markets, reductions in coverage, coupled with an insurance refund and a $0.2 million decrease in compensation expense and professional fees which were attributed to decreases in the number of employees, directors, and outsourced professional services.
     We anticipate that selling, general and administrative expenses will significantly increase in 2006 due to the acquisition of the Woodridge business.
     Interest Income, net. During 2005, we generated interest income of $0.3 million from cash invested in interest bearing accounts at its financial institution which was an increase of $0.1 million from 2004. The increase was due to higher interest rates being earned in 2005 and the elimination of minor interest expense charges in 2005 that existed in 2004.
     Other Expense. During 2005, $0.2 million of costs was incurred and paid to third parties in connection with the evaluation of potential business acquisition opportunities. During 2004, we incurred a $0.5 million charge for expenses paid to third parties incurred in connection with the evaluation of a potential business acquisition which was not pursued. The expenses primarily consisted of legal, consulting and accounting expenses.
     Income taxes. No federal tax benefit was recorded for 2005 and 2004 due to our uncertainty associated with utilizing our net operating losses. We did record de minimis state tax expense in 2005.
Quarterly Information (Unaudited)

	March 31	June 30	September 30	December 31
2005
Net revenues	—	—	—	—
Gross profit	—	—	—	—
Loss from continuing operations	(512)	(551)	(575)	(341)
Income from discontinued operations, net of income tax	21	91	19	(53)
Net loss	(491)	(460)	(556)	(394)
Net income (loss) per common share, basic and diluted:
Continuing operations	(0.02)	$(0.02)	$(0.02)	$(0.01)
Discontinued operations	—	—	—	—

Net loss per common share, basic and diluted	$(0.02)	$(0.02)	$(0.02)	$(0.01)

	March 31	June 30	September 30	December 31
2004
Net revenues	$—	$—	$—	$—
Gross profit	—	—	—	—
Loss from continuing operations	(720)	(648)	(618)	(888)
Income from discontinued operations, net of income tax	—	—	—	525
Net loss	(720)	(648)	(618)	(363)
Net income (loss) per common share, basic and diluted:
Continuing operations	$(0.02)	$(0.02)	$(0.02)	$(0.03)
Discontinued operations	—	—	—	0.02

Net loss per common share, basic and diluted	$(0.02)	$(0.02)	$(0.02)	$(0.01)

     Due to rounding differences, the aggregate year to date net loss per common share and net loss per common share from continuing operations does not equal the sum of the quarterly amounts for 2004.

     In the fourth quarter of 2004, the Company’s net loss and loss from continuing operations includes a $0.5 million charge for expenses paid to third parties incurred in connection with the evaluation of a potential business acquisition which was not pursued.
Liquidity and Capital Resources
     Consolidated working capital was $14.1 million at December 31, 2005, compared with working capital of $16.1 million on December 31, 2004. Included in working capital were cash and cash equivalents of $15.0 million and $16.7 million at December 31, 2005 and December 31, 2004, respectively.
     Net cash used in operating activities was $1.9 million for during 2005. The primary component of net cash used in operating activities was the net loss of $1.9 million, with a decrease in prepaid expenses of $0.2 million, primarily due to collection of tax refunds, being offset by a reduction of $0.1 million in accounts payable and a $0.1 million gain on the collection of fully reserved funds.
     Net cash provided by investing activities was $0.2 million in 2005 relating to the partial collection of proceeds relating to the sale of the economic consulting business that were held in escrow. We anticipate that our capital expenditures will modestly increase in 2006.
     Our primary source of liquidity is cash and cash equivalents, cash generated from the operations, and availability under our revolving credit facility entered into on March 9, 2006. We believe that our current cash on hand and sources of cash is sufficient to meet all expenditures over the next twelve months. The cash generated by the operations of WLab and borrowed by WLab under the revolving credit facility is subject to restrictions as to the amount of funds that may be dividend to Nextera to pay corporate expenses. We believe that additional liquidity sources, if necessary, could be obtained by borrowing funds from a third party or raising equity through a public or private transaction, although these are subject to restrictions under our Credit Agreement.
Secured Credit Facility
     Long-term debt as of March 14, 2006 consisted of senior secured credit facilities under our Credit Agreement, which comprise $10 million of fully-drawn term loans and a four-year $5 million revolving credit facility, of which $3 million was drawn as of March 14, 2006. Under the Credit Agreement, the term loan and the revolving credit facility bear interest at the London Interbank Offered Rate (LIBOR) plus 3.75 percent or bank base rate plus 2.5 percent, as selected by WLab, with the rate subject to adjustment after delivery of our financial statements for the year ended December 31, 2006, based on our consolidated adjusted leverage ratio. Outstanding borrowings under the term loan must be repaid in 19 quarterly payments, commencing September 30, 2006. The repayments in 2006 and 2007 are each in the amount of $250,000, in 2008 $312,500, in 2009 $437,500, in 2010 $812,500, with a final payment on March 31, 2011, the maturity date of the term loan, of $2,250,000. The maturity date for the revolving credit facility is March 31, 2010. The commitment fee on the revolving credit facility is payable quarterly at a rate of 0.50% of the unused amount of the revolving credit facility per annum.
     The new credit facilities are guaranteed, under a guaranty agreement, by Nextera, WLab and all of the direct and indirect domestic subsidiaries of WLab and Nextera from time to time (other than Nextera Business Performance Solutions Group, Inc., Nextera Canada Co. and Nextera Economics, Inc.), referred to in this report as the Subsidiary Guarantors. In addition, the registrant, WLab and the Subsidiary Guarantors are party to a security agreement and a pledge agreement, which create security and pledge interests with respect to substantially all present and future property of the registrant, WLab and the Subsidiary Guarantors.
     Under the Credit Agreement, Nextera and WLab are subject to certain limitations, including limitations on their ability: to incur additional debt or sell assets, with restrictions on the use of proceeds; to make certain investments and acquisitions; to grant liens; and to pay dividends and make certain other restricted payments. In addition, WLab will be required to prepay principal amounts outstanding under certain circumstances if it issues debt or equity, sells assets or property, receives certain extraordinary receipts or generates excess cash flow. The Credit Agreement also contains certain restrictive financial covenants, including minimum consolidated EBITDA, maximum consolidated leverage ratio, minimum fixed charge coverage ratio, maximum consolidated capital expenditures and maximum corporate overhead.

     Upon the occurrence of certain events of default, WLab’s obligations under the Credit Agreement may be accelerated and the lending commitments terminated. Such events of default include: (i) the failure of WLab to pay principal or interest when due, (ii) WLab’s breach or failure to perform any of the covenants or obligations set forth in the Credit Agreement, which for certain covenants and obligations is subject to a 30-day cure period, (iii) the acceleration of certain other indebtedness of WLab, (iv) a filing of a petition in bankruptcy by WLab, (v) the entry of a judgment or a court order against WLab in excess of certain specified dollar thresholds, (vii) a reduction below certain levels in the ownership or economic interests of our existing significant stockholders in the aggregate or (vii) Mr. Millin ceasing to be a member of the registrant’s board of directors or the chief executive office of WLab prior to March 9, 2010, except for certain specified reasons.
Certain Contractual Obligations, Commitments and Contingencies
     The following summarizes, as at December 31, 2005, our significant contractual obligations and commitments that impact our liquidity.

		Payments due by Period
		Less than			After
Contractual Obligations	Total	1 year	1-3 years	4-5 years	5 years
	(in thousands)
Long-term debt (1)	728	337	179	212	—
Operating leases	27	26	1	—	—

Total contractual obligations	$755	$363	$180	$212	—

(1)	Represents an unsecured note issued by a predecessor of a subsidiary of Nextera Enterprises, Inc., which has ceased operations. Nextera Enterprises, Inc. has advised the noteholder of its position that it is not obligated under the note.
     The table above does not include contractual obligations arising under our Credit Agreement, including obligations to repay principal and pay interest. See “—Liquidity and Capital Resources—Secured Credit Facility” above.
Off Balance Sheet Arrangements
     We have not entered into any off-balance sheet transactions, arrangements or obligations (including contingent obligations) that have, or are reasonably likely to have, a material effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.
Quantitative and Qualitative Disclosures about Market Risk
     Interest Rate Risk As of March 14, 2006, we had $13 million in floating rate debt under our Credit Agreement. Changes in interest rates would not significantly affect the fair value of our outstanding indebtedness. As of March 14, 2006, the interest rates for $5 million of our term loans was six-month LIBOR, for a further $5 million of our term loans was three-month LIBOR, and for our current revolving credit borrowings of $3 million, one-month LIBOR. Assuming the outstanding balance on our floating rate indebtedness remains constant over a year, a 100 basis point increase in the interest rate would decrease pre-tax income and cash flow by approximately $0.13 million.
     Foreign Currency Risk We are not currently exposed to foreign currency risk because we do not currently have material business operations in foreign countries and related sales and expenses.
PROPERTIES
     Our corporate headquarters are located in Boston, Massachusetts in a 3,000 square foot leased facility. We also have office space in Toronto, Canada, which we are subletting to third parties.
     In connection with the Transaction, WLab acquired leases for a 15,000 square foot office and warehouse facility and for a 7,000 square foot warehouse facility, both in Van Nuys, California, which leases expire in November 2006. These sites comprise WLab’s headquarters, principal executive offices and distribution center.

     We believe that our existing facilities are adequate to meet our current requirements and that suitable space will be available as needed on terms acceptable to us.
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
     The following table sets forth the beneficial ownership of our Class A Common Stock, Class B Common Stock and Series A Preferred Stock as of March 14, 2006 by (i) all those known by us to be beneficial owners of more than 5% of our Common Stock; (ii) each of our directors; (iii) our president and our other three most highly paid executive officers; and (iv) all of our directors and executive officers as a group. Unless otherwise indicated, all shares are owned directly and the indicated person has sole voting and investment power. Unless otherwise indicated, the address of the persons named below is care of Nextera Enterprises, Inc., One Exeter Plaza, 699 Boylston Street, Boston, Massachusetts 02116.

				BENEFICIAL OWNERSHIP		BENEFICIAL OWNERSHIP OF
	BENEFICIAL OWNERSHIP OF			OF CLASS B COMMON		SERIES A PREFERRED
	CLASS A COMMON STOCK(1)(2)			STOCK(1)(2)		STOCK(1)(2)
	SHARES			SHARES		SHARES
NAME OF	BENEFICIALLY		PERCENT OF	BENEFICIALLY	PERCENT OF	BENEFICIALLY	PERCENT OF
BENEFICIAL OWNER	OWNED		CLASS	OWNED	CLASS	OWNED	CLASS
Joseph J. Millin	8,467,410	(4)	22.00	—	—	—	—
Richard V. Sandler	419,201	(5)	1.08	—	—	—	—
Michael J. Dolan	155,400	(6)	*	—	—	—	—
Steven B. Fink	8,933,813	(7)	23.13	3,844,200	100.00	48,906	100.00
Ralph Finerman	158,813	(5)	*	—	—	—	—
Keith D. Grinstein	203,813	(5)	*	—	—	—	—
Alan B. Levine	32,813	(5)	*	—	—	—	—
Stanley E. Maron	178,813	(5)	*	—	—	—	—
Michael P. Muldowney	989,933	(8)	2.52	—	—	—	—
Scott J. Weiss	8,467,410	(4)	22.00	—	—	—	—
David Michael Schneider Trust	2,762,267	(5)	6.70	—	—	—	—
Mounte LLC	8,810,000	(9)	22.89	3,844,200	100.00	48,906	100.00
Lawrence J. Ellison	8,810,000	(9)	22.89	3,844,200	100.00	48,906	100.00
Michael R. Milken	8,810,000	(9)	22.89	3,844,200	100.00	48,906	100.00
Lowell J. Milken	8,810,000	(9)	22.89	3,844,200	100.00	48,906	100.00
Woodridge Labs, Inc.	8,467,410	(4)	22.00	—	—	—	—
All directors and executive officers as a group (10 persons)	19,540,007	(10)	48.12	3,844,200	100.00	48,906	100.00

	BENEFICIAL OWNERSHIP OF
	CLASS A AND B COMMON STOCK AND
	SERIES A PREFERRED STOCK(1)(2)
		Percent of Common
NAME OF	Percent of Combined	and Preferred Stock
BENEFICIAL OWNER	Voting Power (3)	Outstanding
Joseph J. Millin	10.08	19.98
Richard V. Sandler	*	*
Michael J. Dolan	*	*
Steven B. Fink	64.82	30.26
Ralph Finerman	*	*
Keith D. Grinstein	*	*
Alan B. Levine	*	*
Stanley E. Maron	*	*
Michael P. Muldowney	1.17	2.34
Scott J. Weiss	10.08	19.98
David Michael Schneider Trust	3.18	6.52
Mounte LLC	64.67	29.97
Lawrence J. Ellison	64.67	29.97
Michael R. Milken	64.67	29.97
Lowell J. Milken	64.67	29.97
Woodridge Labs, Inc.	10.08	19.98
All directors and executive officers as a group (10 persons)	75.54	55.29

*	Indicates beneficial ownership of less than 1.0% of the outstanding Class A or Class B Common Stock or Series A Preferred Stock, as applicable.

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to securities. Shares of Common Stock issuable upon the exercise of stock options exercisable within 60 days of March 14, 2006 are deemed outstanding and to be beneficially owned by the person holding such options for purposes of computing such person’s percentage ownership, but are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except for shares held jointly with a person’s spouse or subject to applicable community property laws, or as indicated in the footnotes to this table, each stockholder identified in the table possesses the sole voting and disposition power with respect to all shares of Common Stock shown as beneficially owned by such stockholder.

(2)	Based on approximately 38,492,851 shares of Class A Common Stock, 3,844,200 shares of Class B Common Stock and 48,906 shares of Series A Preferred Stock outstanding as of March 14, 2006.

(3)	Holders of our Class B Common Stock are entitled to 10 votes per share. Holders of our Series A Preferred Stock are entitled to 145 votes per share, which equals the number of whole shares of Class A Common Stock into which one share of Series A Preferred Stock is convertible.

(4)	At the closing of the Transaction, 8,467,410 shares of Class A Common Stock were issued to Woodridge Labs, Inc. Messrs. Millin and Weiss are each directors of Woodridge Labs, Inc. and (together with their respective spouses) a trustee and beneficiary of living trusts that own all of the shares of Woodridge Labs, Inc. Each of Messrs. Millin and Weiss have disclaimed all beneficial ownership of the shares held by Woodridge Labs, Inc., except to the extent of their respective pecuniary interests therein.

(5)	Represents shares issuable with respect to options exercisable within 60 days of March 14, 2006.

(6)	Includes 144,500 shares issuable with respect to options exercisable within 60 days of March 14, 2006.

(7)	Steven B. Fink, in his capacity as a manager of Mounte LLC, may be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock and Series A Preferred Stock owned by Mounte LLC. Includes 8,810,000 of Class A Common Stock, 3,844,200 shares of Class B Common Stock, and 48,906 shares of Series A Preferred Stock held by Mounte LLC of which Mr. Fink has disclaimed all beneficial ownership except to the extent of his pecuniary interest therein. Also includes 123,813 shares issuable with respect to options exercisable within 60 days of March 14, 2006.

(8)	Includes 855,833 shares issuable with respect to options exercisable within 60 days of March 14, 2006 and 79,000 shares held by the Muldowney Children Irrevocable Trust. Mr. Muldowney has disclaimed all beneficial ownership of the shares held by the Muldowney Children Irrevocable Trust.

(9)	Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken may each be deemed to have the power to direct the voting and disposition of, and to share beneficial ownership of, any shares of Common Stock and Series A Preferred Stock owned by Mounte LLC. Lawrence J. Ellison, Michael R. Milken and Lowell J. Milken may be deemed to be a group within the meaning of Rule 13d-5 under the Exchange Act. Lawrence J. Ellison is Chairman and Chief Executive Officer of Oracle Corporation. Michael R. Milken is a member and manager of Mounte LLC.

(10)	Includes 2,117,597 shares issuable with respect to options exercisable within 60 days of March 14, 2006, and 79,000 shares held by the Muldowney Children Irrevocable Trust of which Mr. Muldowney has disclaimed all beneficial ownership.
DIRECTORS AND EXECUTIVE OFFICERS
Directors

Name	Age	Position with Nextera
Richard V. Sandler.	57	Chairman of the Board
Ralph Finerman.	70	Director
Steven B. Fink.	55	Director
Keith D. Grinstein.	45	Director
Alan B. Levine.	62	Director
Stanley E. Maron.	57	Director and Secretary
Joseph J. Millin.	52	Director and President
Michael P. Muldowney.	42	Director, Chief Operating Officer and Chief Financial Officer
Scott J. Weiss.	50	Director
     Ralph Finerman currently serves as a director of Nextera, a position he has held since August 1998. Mr. Finerman also serves as an officer or director of other privately-held affiliates of Mounte LLC (successor to Krest, LLC, Knowledge Universe, Inc. and Knowledge Universe LLC) and subsidiaries of Nextera. Mounte LLC beneficially owns or controls approximately 64.7% of the voting power of our outstanding Common Stock and Series A Preferred Stock. Mr. Finerman is a certified public accountant and an attorney and practiced in New York prior to forming RFG Financial Group, Inc. in 1994. Mr. Finerman currently serves as President of RFG Financial Group.
     Steven B. Fink currently serves as a director of Nextera, a position he has held since February 1997. Mr. Fink previously served as chairman of the board of directors of Nextera between October 1999 and December 2001.

Mr. Fink serves as vice chairman and treasurer of Mounte LLC, and serves as an officer or director of other public and privately-held affiliates of Mounte LLC. Mr. Fink has served as the chief executive officer of Lawrence Investments, LLC, a private company, since May 2000. Mr. Fink is chairman of the board of directors of LeapFrog Enterprises, Inc., Nobel Learning Communities, Inc., C-COR Incorporated and Spring Group, PLC, a business consulting firm.
     Keith D. Grinstein currently serves as a director of Nextera, a position he has held since January 2000, and serves on Nextera’s Audit and Compensation Committees. Mr. Grinstein was a director of Nextel International, Inc. from January 1996 until October 2002, and served as its President from January 1996 until March 1999 and its Chief Executive Officer from January 1996 until August 1999. From 1993 to 1996 Mr. Grinstein held senior operating positions with AT&T Wireless Services, Inc., formerly McCaw Cellular Communications, Inc. From 1990 to 1992 Mr. Grinstein served as Senior Vice President, General Counsel and Secretary of LIN Broadcasting Company. Mr. Grinstein is chairman of the board of directors of Coinstar, Inc. and is also a director of F5 Networks, Inc. and Labor Ready Inc.
     Alan B. Levine currently serves as a director of Nextera, a position he has held since June 2003, and serves as chairman of Nextera’s Audit Committee in addition to serving on Nextera’s Compensation Committee. Mr. Levine, a certified public accountant, currently provides interim CFO and entrepreneurial consulting services through ABL Associates, a private consulting firm which he founded in May 2002. Mr. Levine serves on the board of RBC Bearings, Incorporated where he is the chairman of the audit committee. Mr. Levine served as a director and chief financial officer of Virtual Access Networks, Inc. from September 2001 to April 2002 and Vice President, chief financial officer and treasurer of Marathon Technologies Corporation from October 1998 to September 2001. In February 2003, Marathon Technologies Corporation filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code. Mr. Levine was a partner with Ernst & Young LLP from 1986 to September 1998.
     Stanley E. Maron currently serves as a director and as secretary of Nextera, positions he has held since February 1997. Mr. Maron serves on Nextera’s Compensation Committee. Mr. Maron is also a director of LeapFrog Enterprises, Inc., Secretary of Mounte LLC and serves as an officer or director of other privately held affiliates of Mounte LLC and subsidiaries of Nextera. Mr. Maron is a senior partner in the law firm of Maron & Sandler, a position he has held since September 1994.
     Joseph J. Millin was elected as a director and president of Nextera on March 9, 2006 in connection with the closing of the Transaction. His election as a director was a condition to closing the Transaction under the Purchase Agreement. Mr. Millin also serves as the chief executive officer and president of W Lab Acquisition Corp., a wholly owned subsidiary of Nextera, in accordance with the terms of his employment agreement with us. Mr. Millin has served as the president and a director of Woodridge Labs, Inc. since its formation in 1996, which positions he continues to hold.
     Michael P. Muldowney currently serves as a director, the chief financial officer and the chief operating officer of Nextera. Mr. Muldowney was elected to the board in 2005. He held the position of president from December 2003 until March, 2006, and has held the position of chief financial officer since January 1999. In addition, Mr. Muldowney was appointed chief operating officer effective as of the closing of the Transaction. Previously, Mr. Muldowney served as our chief operating officer from February 2003 until December 2003 and vice president, finance from May 1997 until May 1998. Mr. Muldowney also serves as an officer of certain subsidiaries of Nextera. Mr. Muldowney is a former licensed certified public accountant and was corporate controller as well as a principal of Mercer Management Consulting, Inc. from 1992 to May 1997, and held various other financial management positions with Mercer from 1989 to 1992.
     Richard V. Sandler currently serves as chairman of the board of directors of Nextera, a position he has held since December 2003, and has been a director of Nextera since February 1997. Previously, Mr. Sandler served as vice-chairman of Nextera from February 2003 until December 2003. Mr. Sandler serves on Nextera’s Compensation Committee. Mr. Sandler also serves as an officer or director of other privately held affiliates of Mounte LLC and subsidiaries of Nextera. Mr. Sandler is a senior partner in the law firm of Maron & Sandler, a position he has held since September 1994.
     Scott J. Weiss was elected as a director of Nextera on March 9, 2006 in connection with the closing of the Transaction. His election as a director was a condition to closing the Transaction under the Purchase Agreement. Mr Weiss also serves as the chief financial officer of W Lab Acquisition Corp, a wholly owned subsidiary of Nextera, in accordance with the terms of his employment agreement with us. Mr. Weiss has served as the chief financial officer, secretary and a director of Woodridge Labs, Inc. since its formation in 1996, which positions he continues to hold. Mr. Weiss is a licensed certified public accountant and is the president and director of Weiss

Accountancy Corporation, and also serves as an officer, director or general partner of manager of a number of private companies.
Executive Officers
     Biographical information for our executive officers who are not directors is set forth below. There are no family relationships between any director or executive officer and any other director or executive officer. Executive officers generally serve at the discretion of the board of directors. However, under Mr. Millin’s employment contract we have agreed that he will serve as the president and chief executive officer of WLab during the term of the agreement. Officers are elected by the board of directors annually at its first meeting following the Annual Meeting of Stockholders.
     Michael J. Dolan, 39, joined us in March 2001 as our Corporate Controller. He currently serves as our Chief Accounting Officer, a position he has held since February 2003, as well as our Corporate Controller. Mr. Dolan is a certified public accountant, and was a senior manager in the Assurance & Advisory Business Services practice of Ernst & Young LLP from 1988 until joining us in 2001.
EXECUTIVE COMPENSATION
Summary Compensation Table
     The following table sets forth all compensation paid or accrued for the years ended December 31, 2005, 2004 and 2003 for our chief executive officer and our other two most highly compensated executive officers whose compensation exceeded $100,000 in 2005.

				LONG TERM
				COMPENSATION
				AWARDS
				SECURITIES
		ANNUAL		UNDERLYING
	FISCAL	COMPENSATION		OPTIONS	ALL OTHER
NAME AND POSITION	YEAR	SALARY	BONUS (2)	(# OF SHARES)	COMPENSATION(3)
Michael P. Muldowney	2005	$310,000	$85,000	—	$14,400
President and Chief Financial	2004	$310,000	$85,000	150,000	$47,585
Officer	2003	$310,000	$337,500	400,000	$14,000
Richard Sandler(1)	2005	$240,000	$—	25,000	$—
Chairman of the Board of	2004	$240,000	$—	—	$—
Directors	2003	$220,000	$800,000	250,000	$—
Michael J. Dolan	2005	$157,500	$50,000	—	$8,300
Chief Accounting Officer and Corporate	2004	$157,500	$50,000	75,000	$13,955
Controller	2003	$157,500	$130,000	50,000	$8,000

(1)	Mr. Sandler was named Vice-chairman of the Board of Directors and an executive officer in February 2003 and Chairman of the Board of Directors in December 2003.

(2)	2003 bonuses for Messrs. Muldowney, Sandler and Dolan include bonuses of $162,500, $800,000 and $70,000, respectively, in consideration for services in connection with the successful completion of the sale of the economic consulting business.

(3)	All other compensation in 2004 includes accrued vacation of $33,385 and $5,755 for Messrs. Muldowney and Dolan, respectively. All Other Compensation also includes the value of defined contribution plan contributions and other miscellaneous benefits for the years 2005, 2004 and 2003.

Compensation of Directors
     During 2005, independent directors received an annual cash retainer fee of $20,000 payable in equal quarterly sums of $5,000, with each quarterly payment being conditioned on participation in at least 75% of the director’s Board and Committee activities and duties during that calendar quarter. During 2005, with the exception of Mr. Sandler, all other non-employee directors received an annual cash retainer fee of $8,000 payable in equal quarterly sums of $2,000, with each quarterly payment being conditioned on participation in at least 75% of the director’s Board and Committee activities and duties during that calendar quarter. Additionally, except for Mr. Sandler, each other non-employee director is paid an in-person meeting fee of $1,000 and a telephonic meeting fee of $500 for each meeting attended. Mr. Sandler received a fee of $20,000 per month for his prior services as Vice-Chairman and for his current services as Chairman (which amount has been reduced effective as of January 1, 2006, see below). No legal fees relating to Mr. Sandler’s services to Nextera have been billed to us since he became Vice-Chairman in February 2003, and subsequently Chairman in December 2003. Directors are reimbursed for all expenses incurred in connection with attendance at Board of Directors and Committee meetings. During 2005, all directors except Mr. Muldowney received options to purchase 25,000 shares of Class A Common Stock with an exercise price of $0.43 per share, which was equal to the closing trading price on the day of the grant.
Compensation Arrangements and Employment Agreements
     Information on this Item is set forth in the section headed “Compensation Arrangements and Employment Agreements” in our definitive Proxy Statement filed with the SEC on April 1, 2005, and is incorporated in this report by reference. Compensation arrangements and employment agreements entered into after December 31, 2005 are described below.
Richard V. Sandler
     On January 25, 2006, the registrant entered into an agreement with Richard V. Sandler, pursuant to which the registrant and Mr. Sandler have agreed to reduce the compensation paid to Mr. Sandler by the registrant for his services as chairman of the board of directors from $20,000 per month to $6,667 per month, effective as of January 1, 2006.
Joseph J. Millin
     On March 9, 2006, we entered into an employment agreement with Joseph J. Millin, the president and chief executive officer of our wholly owned subsidiary W Lab Acquisition Corp. and a member of our board of directors. The agreement provides for a term of four years and automatically renews for additional one-year periods unless either party provides at least 30 days’ notice of its intention not to renew. If the registrant and WLab elect not to renew his employment agreement at the end of the initial four-year term, they must give Mr. Millin at least 180 days’ notice or continue to pay his salary for a period of 180 days from the date of the termination notice. Pursuant to the agreement, Mr. Millin receives an annual base salary of $360,000, an annual discretionary bonus of an amount determined by our board of directors in its sole discretion, benefits under our benefit plans and various fringe benefits. In addition, the registrant agreed to reserve stock options under its stock option plan in an amount equal to five percent (5%) of the total outstanding shares of Class A Common Stock of the registrant, which will be granted to Mr. Millin and other employees of WLab as determined by the board of directors of the registrant from time to time. Twenty-five percent (25%) of the options granted to Mr. Millin will vest on each of the first, second, third and fourth anniversaries of the date of the employment agreement. Pursuant to the agreement, Mr. Millin is obligated to sign a separate agreement subjecting him to certain non-competition, non-disclosure and non-solicitation covenants. Mr. Millin’s employment agreement provides that if his employment is terminated by the registrant or WLab without cause or by him with good reason (as defined in the employment agreement), or if the registrant or WLab fails to renew his employment agreement, then Mr. Millin will be entitled to: (1) his base salary for a period of one year, (2) a bonus in an amount based upon the bonus amount, if any, that would have been paid to Mr. Millin for the year in which the termination occurs, pro-rated for the length of his service during the year in which his termination occurs, (3) continuation of customary benefits for one year and (4) immediate vesting of either 50% of all unvested options granted to Mr. Millin for the registrant’s Class A Common Stock or the options granted to Mr. Millin for the registrant’s Class A Common Stock which would have vested in the twelve (12) month period immediately following the date of termination, whichever is greater.
Scott J. Weiss
     On March 9, 2006, we entered into an employment agreement with Scott J. Weiss, the chief financial officer of our wholly owned subsidiary W Lab Acquisition Corp. and a member of our board of directors. The agreement provides for a term of four years and automatically renews for additional one-year periods unless either party provides at least 30 days’ notice of its intention not to renew. Pursuant to the agreement, Mr. Weiss receives an annual base salary of $100,000, an annual discretionary bonus of an amount determined by our board of directors in its sole discretion, benefits under our benefit plans and various fringe benefits. In addition, the registrant agreed to reserve stock options under its stock option plan in an amount equal to five percent (5%) of the total outstanding shares of Class A Common Stock of the registrant, which will be granted to Mr. Weiss and other employees of WLab as determined by the board of directors of the registrant from time to time. Twenty-five percent (25%) of the options granted to Mr. Weiss will vest on each of the first, second, third and fourth anniversaries of the date of the employment agreement. Pursuant to the agreement, Mr. Weiss is obligated to sign a separate agreement subjecting him to certain non-competition, non-disclosure and non-solicitation covenants. Mr. Weiss’ employment agreement provides that if his employment is terminated by the registrant or WLab without cause or by him with good reason (as defined in the employment agreement), or if the registrant or WLab fails to renew his employment agreement, then Mr. Weiss will be entitled to: (1) his base salary for a period of one year, (2) a bonus in an amount based upon the bonus amount, if any, that would have been paid to Mr. Weiss for the year in which the termination occurs, pro-rated for the length of his service during the year in which his termination occurs, (3) continuation of customary benefits for one year and (4) immediate vesting of either 50% of all unvested options granted to Mr. Weiss for the registrant’s Class A Common Stock or the options granted to Mr. Weiss for the registrant’s Class A Common Stock which would have vested in the twelve (12) month period immediately following the date of termination, whichever is greater.
Compensation Committee Interlocks and Insider Participation
     The law firm of Maron & Sandler has provided legal services to us since February 1997. Messrs. Maron and Sandler, two members of our Compensation Committee, are partners of Maron & Sandler. In 2005, Maron & Sandler billed us approximately $25,000 for legal services rendered. Mr. Sandler also serves as our Chairman and Mr. Maron serves as our Secretary. Since Mr. Sandler became Vice-Chairman and subsequently Chairman of Nextera, no legal fees relating to Mr. Sandler’s services to the Company have been billed to us.
Option Grants and Equity Compensation Plans
     Information on this Item is set forth in the sections headed “Option Grants” and “Equity Compensation Plans” in our definitive Proxy Statement filed with the SEC on April 1, 2005, and is incorporated in this report by reference.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     Information on this Item is set forth in the section headed “Certain Transactions” in our definitive Proxy Statement filed with the SEC on April 1, 2005 and is incorporated in this report by reference. The information set forth in Item 1.01 above is incorporated into this Item by reference.
LEGAL PROCEEDINGS
     In March 2005, a third party filed a lawsuit against Woodridge Labs, Inc. in the U.S. District Court for the Southern District of New York for trademark infringement, trademark dilution and false advertising in relation to the DermaFreeze 365 product line, which action is pending. In the complaint, the complainant alleges that Woodridge intentionally copied the trademark, package design and advertising of a competing product line. We are not party to this litigation and Woodridge Labs, Inc. has agreed to indemnify us for any liabilities arising in relation to this litigation or any related action. Since we intend to continue to market this product line, the plaintiff in the suit may name us as an additional defendant in the suit or related action. If an action is brought against Nextera or WLab, we intend to vigorously contest such action, but cannot assure you that we will be successful in any resulting litigation or other action. If litigation is brought against us, this may affect our ability to offer the DermaFreeze 365 product line using this brand.
     From time to time we are involved in other legal proceedings, claims and litigation arising in the ordinary course of business, the outcome of which, in the opinion of management, would not have a material adverse effect on us.
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
     Our Class A Common Stock, $0.001 par value per share, traded under the symbol “NXRA” on the Nasdaq SmallCap Market from June 3, 2002 until it was delisted on November 28, 2003. From November 29, 2003 to the present our Class A Common Stock was traded on pink sheets under the symbol “NXRA.PK”.
     The high bid quotation and the low bid quotation, as quoted by the Pink Sheets LLC, in each of the four quarters of fiscal 2004 and the period from November 29, 2003 through December 31, 2003, together with the high and low sale prices for our Class A Common Stock as reported by the Nasdaq SmallCap Market (now known as the Nasdaq Capital Market) in each of the four quarters of fiscal 2003 (through November 28), are set forth in our Annual Report on Form 10-K for the year ended December 31, 2004 and are incorporated in this report by reference.
     The following table sets forth the high bid quotation and the low bid quotation, as quoted by the Pink Sheets LLC, in each of the four quarters of fiscal 2005. Such over-the counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

	High($)	Low($)
Calendar Year — 2005
First Quarter	0.45	0.33
Second Quarter	0.42	0.33
Third Quarter	0.40	0.32
Fourth Quarter	0.36	0.29
     As of March 10, 2006 there were 38,492,851 shares of Class A Common Stock outstanding held by approximately 215 holders of record (excluding stockholders for whom shares are held in a “nominee” or “street” name) and 3,844,200 shares of Class B Common Stock outstanding held by one holder of record.
     We have never paid or declared any cash dividends on our Common Stock and do not intend to pay dividends on our Common Stock in the foreseeable future. The terms of our Credit Agreement entered into on March 9, 2006 restrict our ability to declare or pay dividends. We intend to retain any earnings for use in any potential acquisition and operation of our business.
RECENT SALES OF UNREGISTERED SECURITIES
     The information set forth in Item 3.02 below is incorporated herein by reference.
DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED
     Not applicable.
INDEMNIFICATION OF DIRECTORS AND OFFICERS
     Nextera is incorporated under the laws of the State of Delaware. Section 102 of the Delaware General Corporation Law, or DGCL, provides that a Delaware corporation may eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
     Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
     Nextera’s second amended and restated bylaws provide that its directors shall not be liable to Nextera or its stockholders for monetary damages for breach of fiduciary duty as a director, except that directors will be liable to the extent permitted by applicable law for breach of the director’s duty of loyalty to the stockholders, actions or omissions not taken in good faith or that involve intentional misconduct, pursuant to Section 174 of the DGCL or for any transaction from which the director derived an improper benefit. Nextera’s second amended and restated bylaws provide that Nextera shall indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. In addition, Nextera’s second amended and restated bylaws provide that Nextera may indemnify its employees and agents to the fullest extent permitted by applicable law.
     Nextera’s third amended and restated articles of incorporation similarly provide that its directors shall not be liable to Nextera or its stockholders for monetary damages for breach of fiduciary duty as a director, except that directors will be liable to the extent permitted by applicable law for breach of the director’s duty of loyalty to the stockholders, actions or omissions not taken in good faith or that involve intentional misconduct, pursuant to Section 174 of the DGCL or for any transaction from which the director derived an improper personal benefit.
     All of Nextera’s directors and officers are covered by insurance policies maintained by Nextera against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act, as amended.
FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
     Our unaudited consolidated balance sheet as of December 31, 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for the year then ended are furnished herewith as Exhibit 99.1 and are incorporated by reference herein. Our audited consolidated balance sheets as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004, together with the supplementary information required by Item 302 of Regulation S-K, are included in our Annual Report on Form 10-K for the year ended December 31, 2004 and are incorporated in this report by reference.
     Our unaudited condensed consolidated balance sheet as of September 30, 2005, and the related condensed consolidated statements of operations and cash flows for the quarter ended September 30, 2005, are included in our Quarterly Report on Form 10-Q for the three- and nine-month periods ended September 30, 2005 and are incorporated in this report by reference.

     The audited consolidated balance sheets of Woodridge Labs, Inc. as of December 31, 2005 and 2004, and the related consolidated statements of income, retained earnings, and cash flows for the years then ended are furnished herewith as Exhibit 99.2 and are incorporated by reference herein.
     The pro forma condensed combined consolidated balance sheet as of December 31, 2005, and pro forma condensed combined consolidated statement of operations for the year ended December 31, 2005, are furnished herewith as Exhibit 99.3 and are incorporated by reference herein.
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
     None.
Item 3.02 Unregistered Sales of Equity Securities
     The information set forth in Item 1.01 above under the heading “Asset Purchase Agreement” is incorporated into this Item 3.02 by reference. The Sale Shares issued to Seller in connection with the Purchase Agreement were issued in a transaction exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, and Rule 506 of Regulation D.
     The issuance of the Sale Shares is exempt because it was a private sale made without general solicitation or advertising exclusively to one “accredited investor” as defined in Rule 501 of Regulation D. Further, the certificate issued to Seller bears a legend providing, in substance, that the securities represented by the certificate have been acquired for investment only and may not be sold, transferred or assigned in the absence of an effective registration statement or opinion of counsel that registration is not required under the Securities Act.
Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers
Election of Joseph J. Millin to board of directors and appointment as president
     Joseph J. Millin was elected as a director, and appointed as the president, of the registrant effective as of March 9, 2006. In addition, pursuant to the employment agreement described in Item 1.01 above, Mr. Millin was appointed as the president and chief executive officer of W Lab Acquisition Corp., a wholly owned subsidiary of the registrant, effective as of March 9, 2006. Election of Mr. Millin to the board of directors of the registrant and the execution and delivery of his employment agreement was a condition to closing of the Transaction (as described in Item 1.01 above).
     Neither the registrant nor any of its subsidiaries has entered into any transactions with Mr. Millin of the sort described under Item 404(a) of Regulation S-K, other than the Transaction (and the agreements contemplated thereby) and compensation in accordance with his employment agreement. With respect to the Transaction, Mr. Millin is a director and the chief executive officer of Seller, and Mr. Millin and his spouse are also the trustees and beneficiaries of a living trust that owns 60% of the shares of Seller. The information set forth in Item 1.01 above under the headings “Asset Purchase Agreement,” “Stock Pledge and Security Agreement,” and “Employment Agreement with Joseph J. Millin” and the information set forth in Item 2.01 above under the heading "Directors and Executive Officers” and the sub-heading “Joseph J. Millin” are incorporated into this Item 5.02 by reference.
Election of Scott J. Weiss to board of directors
     Scott J. Weiss was elected as a director of the registrant effective as of March 9, 2006. In addition, pursuant to the employment agreement described in Item 1.01 above, Mr. Weiss was appointed as the chief financial officer of W Lab Acquisition Corp., a wholly owned subsidiary of the registrant, effective as of March 9, 2006. Election of Mr. Weiss to the board of directors of the registrant and the execution and delivery of his employment agreement was a condition to closing of the Transaction (as described in Item 1.01 above).

     Neither the registrant nor any of its subsidiaries has entered into any transactions with Mr. Weiss of the sort described under Item 404(a) of Regulation S-K other than the Transaction (and the agreements contemplated thereby) and compensation in accordance with his employment agreement. With respect to the Transaction, Mr. Weiss is a director and the chief financial officer of Seller, and Mr. Weiss and his spouse are also the trustees and beneficiaries of a living trust which owns 40% of the shares of Seller. The information set forth in Item 1.01 above under the headings “Asset Purchase Agreement,” “Stock Pledge and Security Agreement,” and “Employment Agreement with Scott J. Weiss” and the information set forth in Item 2.01 above under the heading “Directors and Executive Officers” and the sub-heading “Scott J. Weiss” are incorporated into this Item 5.02 by reference.
Resignation of Michael P. Muldowney as president, and appointment of Michael P. Muldowney as chief operating officer
     Michael P. Muldowney resigned as president of the registrant effective as of March 9, 2006. Mr. Muldowney retained his role as chief financial officer of the registrant and was appointed as chief operating officer of the registrant effective as of March 9, 2006. The information set forth in Item 2.01 above under the heading “Directors and Executive Officers” and the sub-heading "Michael P. Muldowney”, and the information set forth in the section headed “Executive Compensation” in our definitive Proxy Statement filed with the SEC on April 1, 2005, are incorporated into this Item 5.02 by reference.
Item 5.06 Change in Shell Company Status
     Reference is made to the disclosure set forth under Items 1.01 and 2.01 of this report, which disclosure is incorporated herein by reference. The transactions contemplated by the Agreement had the effect of causing the registrant to cease being a “shell company,” as defined in Rule 12b-2 under the Exchange Act.

Item 9.01 Financial Statements and Exhibits
(a)	Financial Statements of Business Acquired
          The audited financial statements of Woodridge Labs, Inc. for the fiscal years ended December 31, 2005 and 2004 are incorporated herein by reference to Exhibit 99.2 of this report.
(b)	Pro Forma Financial Information
          The pro forma combined consolidated balance sheet as of December 31, 2005, and pro forma condensed combined statement of operations for the year ended December 31, 2005, are furnished herewith as Exhibit 99.3 and are incorporated by reference herein.
(c)	Exhibits

Exhibit No.	Description
3.1(1)	Third Amended and Restated Certificate of Incorporation
3.2(2)	Second Amended and Restated Bylaws
4.1(3)	Form of Class A Common Stock Certificate
4.2(4)	Certificate of Designations, Preferences and Relative Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Cumulative Convertible Preferred Stock of Nextera.
4.3(4)	Note Conversion Agreement by and between Knowledge Universe, Inc. dated as of December 14, 2000.
4.4(5)	Letter Agreement between Knowledge Universe, Inc. and Nextera Enterprises, Inc. dated June 29, 2001.
4.5(6)	Letter Agreement between Knowledge Universe, Inc. and Nextera Enterprises, Inc. dated March 29, 2002.
4.6(6)	Letter Agreement between Knowledge Universe, Inc. and Nextera Enterprises, Inc. dated June 14, 2002.
10.1(7)*	Amended and Restated 1998 Equity Participation Plan.
10.2(8)*	Nextera/Lexecon Limited Purpose Stock Option Plan.
10.3(8)*	Employment Agreement dated October 24, 2000 between Nextera and Michael P. Muldowney.
10.4(9)*	Employment Agreement dated October 25, 2000 between Nextera and David Schneider.
10.5(10)*	Letter dated January 9, 2003 between David Schneider and Nextera Enterprises, Inc.
10.6.1(11)*	Letter dated as of February 1, 2003 between Richard V. Sandler and Nextera Enterprises, Inc.
10.6.2(12)*	Letter dated as of January 25, 2006 between Richard V. Sandler and Nextera Enterprises, Inc.
10.7(13)	Asset Purchase Agreement, dated September 25, 2003, by and among Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp., ERG Acquisition Corp., FTI Consulting, Inc. and LI Acquisition Company, LLC.
10.8(14)*	Employment Agreement dated March 3, 2004 between Nextera and Michael J. Dolan.
10.9(15)*	Form of Non-Qualified Stock Option Agreement for use with the Amended and Restated 1998 Equity Participation Plan.
10.10(16)	Credit Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and NewStar Financial, Inc. (as administrative agent).
10.11(16)	Guaranty Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and NewStar Financial, Inc. (as administrative agent).
10.12(16)	Security Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and NewStar Financial, Inc. (as administrative agent).
10.13(16)	Pledge Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and NewStar Financial, Inc. (as administrative agent).

Exhibit No.	Description
10.14(1)	Asset Purchase Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp., Woodridge Labs, Inc., Joseph J. Millin and Valerie Millin, Trustees of the Millin Family Living Trust Dated November 18, 2002, Scott J. Weiss and Debra Weiss, as Trustees of the Scott and Debra Weiss Living Trust, Joseph J. Millin, and Scott J. Weiss.
10.15(1)	Stock Pledge and Security Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and Woodridge Labs, Inc.
10.16(1)*	Employment Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and Joseph J. Millin.
10.17(1)*	Employment Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and Scott J. Weiss.
21.1(1)	List of Subsidiaries.
23.1(1)	Consent of Weil & Company.
99.1(1)	Unaudited consolidated financial statements of Nextera Enterprise, Inc. for the fiscal year ended December 31, 2005.
99.2(1)	Audited consolidated financial statements of Woodridge Labs, Inc. for the fiscal years ended December 31, 2005 and 2004.
99.3(1)	Pro forma consolidated balance sheet as of December 31, 2005, and pro forma condensed combined statement of operations for the year ended December 31, 2005.

(1)	Filed herewith.

(2)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on March 3, 2006, and incorporated herein by reference.

(3)	Filed as an exhibit to Nextera’s Amendment No. 7 to Registration Statement on Form S-1 (File No. 333-63789) dated May 17, 1999, and incorporated herein by reference.

(4)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on December 15, 2000, and incorporated herein by reference.

(5)	Filed as an exhibit to Nextera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

(6)	Filed as an exhibit to Nextera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and incorporated herein by reference.

(7)	Filed as an appendix to Nextera’s definitive proxy statement for its annual meeting of stockholders held on July 12, 2001, filed on June 20, 2001, and incorporated herein by reference.

(8)	Filed as an exhibit to Nextera’s Amendment No. 6 to Registration Statement on Form S-1 (File No. 333-63789) dated May 6, 1999, and incorporated herein by reference.

(9)	Filed as an exhibit to Nextera’s Quarterly Report on Form 10-Q/ A for the quarter ended September 30, 2000 and incorporated herein by reference.

(10)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on February 6, 2003 and incorporated herein by reference.

(11)	Filed as an exhibit to Nextera’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

(12)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on January 26, 2006, and incorporated herein by reference.

(13)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on September 26, 2003 and incorporated herein by reference

(14)	Filed as an exhibit to Nextera’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

(15)	Filed as an exhibit to Nextera’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

(16)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on March 10, 2006, and incorporated herein by reference.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEXTERA ENTERPRISES, INC.
Date: March 14, 2006	By:	/s/ MICHAEL P. MULDOWNEY
Michael P. Muldowney
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
3.1(1)	Third Amended and Restated Certificate of Incorporation
3.2(2)	Second Amended and Restated Bylaws
4.1(3)	Form of Class A Common Stock Certificate
4.2(4)	Certificate of Designations, Preferences and Relative Participating, Optional and Other Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of Series A Cumulative Convertible Preferred Stock of Nextera.
4.3(4)	Note Conversion Agreement by and between Knowledge Universe, Inc. dated as of December 14, 2000.
4.4(5)	Letter Agreement between Knowledge Universe, Inc. and Nextera Enterprises, Inc. dated June 29, 2001.
4.5(6)	Letter Agreement between Knowledge Universe, Inc. and Nextera Enterprises, Inc. dated March 29, 2002.
4.6(6)	Letter Agreement between Knowledge Universe, Inc. and Nextera Enterprises, Inc. dated June 14, 2002.
10.1(7)*	Amended and Restated 1998 Equity Participation Plan.
10.2(8)*	Nextera/Lexecon Limited Purpose Stock Option Plan.
10.3(8)*	Employment Agreement dated October 24, 2000 between Nextera and Michael P. Muldowney.
10.4(9)*	Employment Agreement dated October 25, 2000 between Nextera and David Schneider.
10.5(10)*	Letter dated January 9, 2003 between David Schneider and Nextera Enterprises, Inc.
10.6.1(11)*	Letter dated as of February 1, 2003 between Richard V. Sandler and Nextera Enterprises, Inc.
10.6.2(12)*	Letter dated as of January 25, 2006 between Richard V. Sandler and Nextera Enterprises, Inc.
10.7(13)	Asset Purchase Agreement, dated September 25, 2003, by and among Nextera Enterprises, Inc., Lexecon Inc., CE Acquisition Corp., ERG Acquisition Corp., FTI Consulting, Inc. and LI Acquisition Company, LLC.
10.8(14)	Employment Agreement dated March 3, 2004 between Nextera and Michael J. Dolan.
10.9(15)*	Form of Non-Qualified Stock Option Agreement for use with the Amended and Restated 1998 Equity Participation Plan.
10.10(16)	Credit Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and NewStar Financial, Inc. (as administrative agent).
10.11(16)	Guaranty Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and NewStar Financial, Inc. (as administrative agent).
10.12(16)	Security Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and NewStar Financial, Inc. (as administrative agent).
10.13(16)	Pledge Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and NewStar Financial, Inc. (as administrative agent).
10.14(1)	Asset Purchase Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp., Woodridge Labs, Inc., Joseph J. Millin and Valerie Millin, Trustees of the Millin Family Living Trust Dated November 18, 2002, Scott J. Weiss and Debra Weiss, as Trustees of the Scott and Debra Weiss Living Trust, Joseph J. Millin, and Scott J. Weiss.
10.15(1)	Stock Pledge and Security Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and Woodridge Labs, Inc.
10.16(1)*	Employment Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and Joseph J. Millin.
10.17(1)*	Employment Agreement dated as of March 9, 2006 by and among Nextera Enterprises, Inc., W Lab Acquisition Corp. and Scott J. Weiss.

Exhibit No.	Description
21.1(1)	List of Subsidiaries.
23.1(1)	Consent of Weil & Company.
99.1(1)	Unaudited consolidated financial statements of Nextera Enterprise, Inc. for the fiscal year ended December 31, 2005.
99.2(1)	Audited consolidated financial statements of Woodridge Labs, Inc. for the fiscal years ended December 31, 2005 and 2004.
99.3(1)	Pro forma consolidated balance sheet as of December 31, 2005, and pro forma condensed combined statement of operations for the year ended December 31, 2005.

(1)	Filed herewith.

(2)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on March 3, 2006, and incorporated herein by reference.

(3)	Filed as an exhibit to Nextera’s Amendment No. 7 to Registration Statement on Form S-1 (File No. 333-63789) dated May 17, 1999, and incorporated herein by reference.

(4)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on December 15, 2000, and incorporated herein by reference.

(5)	Filed as an exhibit to Nextera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2001 and incorporated herein by reference.

(6)	Filed as an exhibit to Nextera’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 and incorporated herein by reference.

(7)	Filed as an appendix to Nextera’s definitive proxy statement for its annual meeting of stockholders held on July 12, 2001, filed on June 20, 2001, and incorporated herein by reference.

(8)	Filed as an exhibit to Nextera’s Amendment No. 6 to Registration Statement on Form S-1 (File No. 333-63789) dated May 6, 1999, and incorporated herein by reference.

(9)	Filed as an exhibit to Nextera’s Quarterly Report on Form 10-Q/ A for the quarter ended September 30, 2000 and incorporated herein by reference.

(10)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on February 6, 2003 and incorporated herein by reference.

(11)	Filed as an exhibit to Nextera’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated herein by reference.

(12)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on January 26, 2006, and incorporated herein by reference.

(13)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on September 26, 2003 and incorporated herein by reference

(14)	Filed as an exhibit to Nextera’s Annual Report on Form 10-K for the year ended December 31, 2003 and incorporated herein by reference.

(15)	Filed as an exhibit to Nextera’s Annual Report on Form 10-K for the year ended December 31, 2004 and incorporated herein by reference.

(16)	Filed as an exhibit to Nextera’s Current Report on Form 8-K filed on March 10, 2006, and incorporated herein by reference.